UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2003
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following statement was released by Caterpillar Inc. on February 17, 2003. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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February 17, 2003

FOR IMMEDIATE RELEASE:

Caterpillar Directors elect State Farm Chairman and CEO to join Board

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) announced today that Edward B. Rust Jr., Chairman and Chief Executive Officer of State Farm Insurance Companies, has been elected to the Caterpillar Board of Directors.

In addition to his role as Chairman and CEO of State Farm Mutual Automobile Insurance Company, Rust is also President and CEO of State Farm Fire and Casualty Company, State Farm Life Insurance Company and other principal State Farm affiliates.

"Ed is a respected leader of the business community and brings to the Caterpillar Board a tremendous amount of experience," said Caterpillar Chairman and CEO Glen Barton. "Ed's financial and business expertise, his dedication to educational improvement and his unfailing commitment to community development all fit very well with Caterpillar's strategy for profitable growth and our culture of social responsibility."

Nationally recognized as a leader of the business community's efforts to improve the quality of education in the United States, Rust is chairman of the Business Higher Education Forum and co-chairman of the Committee for Economic Development's subcommittee on education studies. He currently serves as a director of Achieve, Inc. and as a director of the National Center for Educational Accountability. Rust is a former chairman of The Business Roundtable's Education Initiative, a former co-chairman of the Business Coalition for Excellence in Education and served on President Bush's Transition Advisory Team committee on education.

Rust is currently chairman of The Financial Services Roundtable, vice chairman of The Business Roundtable and chairman of the Illinois Business Roundtable. In addition to his new role on the Caterpillar Board, Rust also serves on the boards of directors of Helmerich and Payne, Inc., Tulsa, Okla., and McGraw-Hill Companies, Inc., New York.

State Farm is the leading insurer of cars and homes in the United States. The 78,000 State Farm employees join 16,600 agents in servicing more than 71 million auto, home, life and health insurance policies and bank and mutual fund customers. State Farm Mutual Automobile Insurance Company is the parent of the State Farm family of companies. State Farm is ranked No. 25 on the Fortune 500 list of largest companies. For more information, please visit www.statefarm.com.

For more than 75 years, Caterpillar Inc. has been building the world's infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2002 sales and revenues of $20.15 billion, Caterpillar is a technology leader and the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

February 17, 2003	By:	/s/James B. Buda
James B. Buda
Vice President